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                            [HAYNES AND BOONE LETTERHEAD]

                                   January 14, 1998



CellStar Corporation
1730 Briercroft Court
Carrollton, Texas 75006

Re: Registration of $150 Million in Principal Amount of 5% Convertible Subordinated Notes Due 2002 and Certain Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to CellStar Corporation, a Delaware corporation (the "COMPANY"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (SEC File No. 333-41753) (as amended, the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), registering the proposed offer and sale by certain securityholders of the Company of (i) up to $150,000,000 in aggregate principal amount of the Company's 5% Convertible Subordinated Notes Due 2002 (the "NOTES"), (ii) such indeterminate number of shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"), as are issuable upon conversion of the Notes in accordance with their terms (the "CONVERSION SHARES"), and (iii) 171,874 issued and outstanding shares of Common Stock (the "ISSUED SHARES").

1. In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the Notes and the Issued Shares, (iv) the Registration Statement and all exhibits thereto, (v) the Indenture dated as of October 14, 1997 (the "INDENTURE") by and between the Company and The Bank of New York (the "TRUSTEE"), (vi) the Notes, (vii) the Exchange Agreement dated as of May 30, 1997 (the "LEAP AGREEMENT") by and between the Company and Leap International PTE LTD, a company organized and existing under the laws of Singapore ("LEAP"), and (viii) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.


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CellStar Corporation
January 14, 1998
Page 2


In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers, directors and agents of the Company, upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy, and upon governmental officials. In rendering the opinions expressed below, we have assumed (i) the due execution and delivery of the Indenture by the Trustee, (ii) that the Indenture constitutes the legal, valid and binding obligation of the Trustee, (iii) the due execution and delivery of the Leap Agreement by Leap, and (iv) that the Leap Agreement constitutes the legal, valid and binding obligation of Leap.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that

     1. The Notes have been duly and validly authorized by the Company, and, assuming due authentication by the Trustee, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and are entitled to the benefits (and are subject to all of the limitations of) the Indenture, except that enforcement may be subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the rights of creditors generally, (b) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (c) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforcement may be sought in a proceeding in equity or at law), and (d) the invalidity or enforceability under certain circumstances, under state or federal law or court decisions, of provisions indemnifying a party against liability for its own


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CellStar Corporation
January 14, 1998
Page 3


          wrongful or negligent acts or when such indemnification is against public policy.

     2. The Conversion Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

     3. The Issued Shares, when originally issued by the Company were duly authorized and validly issued and are fully paid and nonassessable.

The opinions expressed above are specifically limited to the General Corporation Laws, as amended, of the State of Delaware, and the federal laws of the United States of America.

This opinion (i) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of, obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and
(ii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,


/s/ HAYNES AND BOONE, LLP
-------------------------
Haynes and Boone, LLP